Exhibit 10.1

April 28, 2014

Mr. Harold R. Wolcott,
President and CEO
BSD Medical Corporation
2188 West 2200 South
Salt Lake City, Utah 84119

Dear Mr. Wolcott:

This Letter Agreement will set forth and confirm the agreement which has been reached between you and BSD Medical Corporation (the “Company”) in regard to a severance benefit, supplementary to those provided in the Employment Agreement, dated as of May 22, 2013 between yourself and the Company (the “Employment Agreement”), that will be paid to you by the Company in the event that you cease to serve as the President and Chief Executive Officer of the Company. It is specifically agreed that the severance benefit provided for in this Letter Agreement will supersede the provisions of Section 6.5 of the Employment Agreement and, in the event that there is a conflict between the terms of this Letter Agreement and the Employment Agreement in regard to any severance benefit due to you as the result of your ceasing to serve as the President and Chief Executive Officer of the Company, the terms of this Letter Agreement shall govern for all purposes.  All capitalized terms used in this Letter Agreement which are not specifically defined herein will have the meanings assigned to such terms in the Employment Agreement.

Our agreement in regard to the severance benefit contemplated by this Letter Agreement is as follows:

1.
Subject to the limitations set forth in paragraph 2 below, if you cease to serve as the President and Chief Executive Officer of the Company for any reason whatsoever (other than a termination by the Company for Cause), including without limitation your voluntary election to cease service as the President and Chief Executive Officer, either with or without cause, the Company will pay to you (in the manner provided in Section 3 of this Letter Agreement) an amount equal to your then current annual Base Salary, in addition to all portions of your Base Salary due as of the effective date that you cease to serve as the President and Chief Executive Officer of the Company (such amount is referred to herein as the “Severance Benefit”). In addition to the Severance Benefit all options and other incentive awards granted to you by the Company prior to the date upon which you cease to serve as President and Chief Executive Officer shall immediately vest and become fully exercisable in accordance with the terms and conditions of the Company’s employee benefit plans.

2.
You have agreed with the Company that if you elect to voluntarily terminate your service as the President and Chief Executive Officer of the Company without Good Reason (as provided in Section 6.4 of the Employment Agreement) before the first to occur of either (a) the expiration of six (6) months from the date of this Letter Agreement or (b) the selection by the Company of a qualified individual to replace you as President and Chief Executive Officer, then you will not be entitled to receive, and the Company shall not be obligated to pay to you, the Severance Benefit provided by Paragraph 1 of this Letter Agreement. For the sake of clarity, we have agreed that after the occurrence of the first to take place of the conditions specified in subsections (a) or (b) of the immediately preceding sentence, you will have the right to choose to voluntarily terminate your service as President and CEO of the Company, for any reason, and to receive the Severance Benefit.

3.
If and when the Severance Benefit becomes due and payable to you pursuant to the terms of this Letter Agreement, such payment will be made by delivering to you, within thirty (30) days of the date the Severance Benefit becomes due and payable, a lump sum amount equal to one-half of the total Severance Benefit.  The remaining one-half of the Severance Benefit will be paid to you in six (6) equal monthly installments. The Severance Benefit will be paid to you only upon your execution and delivery to the Company of a general release in the form customarily required by the Company.

4.
In consideration of your right to receive the Severance Benefit provided for by this Letter Agreement, you have agreed that you will continue to serve as a member of the Company’s Board of Directors until the end of your current term. You have also agreed with the Company that, if requested to do so by the Board of Directors you will stand for election by the Board of Directors to serve as Chairman of the Board. As long as you are receiving Severance Benefit payments from the Company, you will not participate in the Company’s standard compensation plan for Board members. Thereafter, you will be eligible to participate in such plan and, if you are elected Chairman of the Board, you will receive such additional compensation as may be determined by the Board of Directors acting in accordance with the By-Laws of the Company.

In the event that you concur that this Letter Agreement accurately and completely sets forth the terms and conditions upon which you have been granted the right to receive the Severance Benefit, please execute a copy of this Letter Agreement in the space provided below, and return that signed copy to the undersigned at your earliest convenience.

Sincerely,

/s/ Douglas P. Boyd            .
Douglas P. Boyd, Ph.D
Compensation Committee Chairman

Agreed and Accepted:

/s/ Harold R. Wolcott
Harold R. Wolcott

Dated: April 28, 2014